UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

MercadoLibre, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Tronador 4890, 8th Floor Buenos Aires, Argentina	C1 430DNN
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-54-11-5352-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On February 20, 2009, MercadoLibre, Inc. (the “Company”) received notice from Nicolás Szekasy that he will resign as Executive Vice President and Chief Financial Officer of the Company effective as of April 1, 2009. Mr. Szekasy will remain at the Company as a part-time employee until December 31, 2009 in order to assist with the transition of his office. Mr. Szekasy indicated that his resignation is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The board of directors of the Company has appointed Hernán Kazah, who currently serves as the Company’s Executive Vice President and Chief Operating Officer, to the position of Executive Vice President and Chief Financial Officer and Stelleo Tolda, who currently serves as Senior Vice President and Country Manager—Brazil, to the position of Executive Vice President and Chief Operating Officer, each effective April 1, 2009.

On February 23, 2009, the Company’s board of directors, upon the recommendation of the compensation committee, approved an 18% increase in Mr. Tolda’s annual base salary for 2009, from approximately $176,800 in 2008 to approximately $210,600 for 2009, in each case, estimated based on the Brazilian Reais exchange rate published by The Central Bank of Brazil as of January 31, 2009. Mr. Tolda will also be eligible to receive an annual performance bonus for 2009 of up to 115% of his 2009 base salary. The terms of the 2009 compensation package for the Company’s other executive officers remained unchanged from 2008.

For a detailed description of the Company’s executive compensation programs and of the background and experience of Messrs. Kazah and Tolda, please see the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC.
(Registrant)

Date: February 26, 2009	By:	/s/ Marcos Galperín

Marcos Galperín
President, Chief Executive Officer and Chairman of the Board

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